Exhibit 33.2

Management’s Assertion on Compliance with Regulation AB
(Deutsche Bank Trust Company Americas)

Management's Assertion of Compliance

Management of the Trust & Securities Services department of Deutsche Bank National Trust Company and Deutsche Bank Trust Company Americas (collectively the “Company”) is responsible for assessing the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission to determine which criteria are applicable to the Company in respect of the servicing platform described below.  Management has determined that the servicing criteria are applicable in regard to the servicing platform for the period as follows:

Platform:  The Nissan Auto Receivables 2011-A Owner Trust asset-backed securities transaction (the “Platform”).

Applicable Servicing Criteria:  All servicing criteria set forth in Item 1122(d), except for the following criteria: 1122(d)(1)(i)-1122(d)(1)(iv), 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(v)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the “Applicable Servicing Criteria”).  With respect to the Platform, servicing criterion 1122(d)(3)(ii) is applicable only as it relates to remittances.

Period:  Year ended March 31, 2015 (the “Period”).

With respect to the Platform as of and for the Period, the Company’s management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

1.  The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.

2.  The Company’s management has assessed the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.  In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3.  Based on such assessment as of and for the Period, the Company has complied, in all material respects with the Applicable Servicing Criteria.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the Applicable Servicing Criteria as of and for the Period.

                            DEUTSCHE BANK NATIONAL TRUST COMPANY

                            By: /s/ David Co
                                             Name: David Co
                           Its: Managing Director

                            DEUTSCHE BANK TRUST COMPANY AMERICAS

                            By: /s/ Jenna Kaufman
                                             Name: Jenna Kaufman
                           Its: Director

Dated: May 29, 2015